Exhibit 12.1

Cherry Hill Mortgage Investment Corporation

Statement of Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends

(Dollars in Thousands)

	For the Nine Months Ended September 30, 2014	For the Year Ended December 31, 2013	For the Period October 9, 2012 (Inception) to December 31, 2012
Fixed charges(1)	$3,117	$867	$—
Preferred stock dividends(2)	—	—	—

Combined fixed charges and preferred stock dividends	$3,117	$867	$—

Combined fixed charges and preferred stock dividends	$3,117	$867	$—
Net income (loss)	2,893	21,202	(25)

Earnings (deficit)	$6,010	$22,069	$(25)

Ratio of earnings to combined fixed charges and preferred stock dividends	1.93x	25.45x	N/A

(1)	Fixed charges consists of interest expense.
(2)	There were no shares of preferred stock issued and outstanding in each period presented.

Net income for the nine months ended September 30, 2014 includes an unrealized loss on derivatives, net, of $4,123 and an unrealized loss on investments in Excess MSRs of $3,028. Net income for the year ended December 31, 2013 includes an unrealized gain on derivatives, net, of $2,747 and an unrealized gain on investments in Excess MSRs of $15,647. Excluding unrealized gains and losses on derivatives, net, and unrealized gains and losses on investments in Excess MSRs, adjusted earnings and the ratio of adjusted earnings to combined fixed charges and preferred stock dividends would have been as follows:

	For the Nine Months Ended September 30, 2014	For the Year Ended December 31, 2013	For the Period October 9, 2012 (Inception) to December 31, 2012
Fixed charges(1)	$3,117	$867	$—
Preferred stock dividends(2)	—	—	—

Combined fixed charges and preferred stock dividends	$3,117	$867	$—

Combined fixed charges and preferred stock dividends	$3,117	$867	$—
Net income (loss)	2,893	21,202	(25)

Earnings (deficit)	6,010	22,069	(25)
Unrealized (gains)/losses on derivatives, net	4,123	(2,747)	—
Unrealized (gains)/losses on investments in Excess MSRs	3,028	(15,647)	—

Adjusted earnings	$13,161	$3,675	$(25)

Ratio of adjusted earnings to combined fixed charges and preferred stock dividends	4.22x	4.24x	N/A

(1)	Fixed charges consists of interest expense.
(2)	There were no shares of preferred stock issued and outstanding in each period presented.